Exhibit 99.2

Crawford & Company

Reconciliation of Consolidated Operating Earnings to Consolidated Net Income

and Reconciliation of Consolidated Revenues before Reimbursed Expenses to Total Consolidated Revenues

Used to compute 12-Month Trailing Amounts

(in thousands)

	2008			2007				2006
	3Q	2Q	1Q	4Q	3Q	2Q	1Q	4Q	3Q	2Q	1Q
Consolidated Operating Earnings (1)	$15,570	$19,159	$19,831	$10,056	$8,917	$10,736	$7,521	$6,671	$7,689	$7,518	$10,317
Net Corporate Interest Expense	(4,334)	(4,656)	(4,416)	(4,154)	(4,572)	(4,232)	(4,368)	(3,322)	(839)	(594)	(998)
Stock Option Expense	(243)	(279)	(195)	(290)	(260)	(346)	(295)	(355)	(248)	(351)	(266)
Amortization of Customer-Relationship Intangible Assets	(1,507)	(1,506)	(1,508)	(1,507)	(1,575)	(1,507)	(1,436)	(1,124)	—	—	—
Income Taxes	(2,564)	(4,786)	(4,644)	(801)	943	(3,443)	(2,095)	(72)	(3,423)	(2,360)	(3,205)
Other Gains/Expenses	—	—	—	—	—	4,844	3,980	(3,096)	3,069	—	—

Consolidated Net Income (Loss) on a GAAP Basis	$6,922	$7,932	$9,068	$3,304	$3,453	$6,052	$3,307	$(1,298)	$6,248	$4,213	$5,848

Total Consolidated Revenues on a GAAP Basis	$274,673	$289,266	$291,332	$266,485	$265,970	$256,231	$262,592	$246,608	$222,333	$209,767	$221,672
Less Reimbursed Expenses (2)	(19,161)	(26,001)	(24,416)	(21,261)	(20,196)	(15,694)	(18,984)	(18,352)	(25,276)	(17,164)	(20,066)

Consolidated Revenues before Reimbursed Expenses	$255,512	$263,265	$266,916	$245,224	$245,774	$240,537	$243,608	$228,256	$197,057	$192,603	$201,606

	2005				2004
	4Q	3Q	2Q	1Q	4Q	3Q	2Q
Consolidated Operating Earnings (1)	$10,143	$4,255	$5,506	$5,181	$13,190	$8,371	$5,731
Net Corporate Interest Expense	(929)	(1,334)	(1,355)	(1,527)	(1,267)	(1,466)	534
Stock Option Expense	—	—	—	—	—	—	—
Amortization of Customer-Relationship Intangible Assets	—	—	—	—	—	—	—
Income Taxes	(3,262)	(1,034)	(1,470)	(1,293)	(4,205)	(5,953)	(725)
Other Gains/Expenses	—	—	—	—	—	8,573	—

Consolidated Net Income (Loss) on a GAAP Basis	$5,952	$1,887	$2,681	$2,361	$7,718	$9,525	$5,540

Total Consolidated Revenues on a GAAP Basis	$242,123	$206,220	$206,781	$199,643	$222,885	$217,508	$186,533
Less Reimbursed Expenses (2)	(25,196)	(21,500)	(20,779)	(15,309)	(17,059)	(31,638)	(14,517)

Consolidated Revenues before Reimbursed Expenses	$216,927	$184,720	$186,002	$184,334	$205,826	$185,870	$172,016

(1)	Operating Earnings is a non-GAAP financial measure representing earnings before net corporate interest expense, stock option expense, amortization expense for customer-relationship intangible assets, income taxes, and certain other gains and expenses.
(2)	Out-of-pocket expenses are sometimes incurred by the Company in performing certain services for its clients. Some of these expenses are reimbursed by clients, and these reimbursed expenses are included in total revenues under GAAP. The amounts of reimbursed expenses and related revenues offset each other in the Company’s consolidated income statement with no impact on net income. The Company often prefers to discuss its revenues and operating results without consideration of these pass-through expenses and related reimbursements.